News Release	■ ■ ■ ■

FOR: CONTACT:	REMEDYTEMP, INC. Monty Houdeshell Senior Vice President and Chief Administrative Officer (949) 425-7600

Roger Pondel/Rob Whetstone PondelWilkinson Inc. (310) 279-5980

RemedyTemp Reports Continued Improved Financial Results;
Achieves Pre-tax Profit for 2005 Fiscal Fourth Quarter

ALISO VIEJO, Calif.—December 1, 2005—RemedyTemp, Inc. (NASDAQ:REMX), today reported improved results for its fiscal year and fourth quarter ended October 2, 2005, including achieving a pre-tax profit versus a loss in the corresponding prior year fourth quarter.

Net loss for the 12 months ended October 2, 2005 amounted to $3.6 million, equal to $0.39 per fully diluted share, compared with a net loss of $12.8 million, or $1.42 per share, for fiscal 2004. Fiscal 2005 results include a charge of nearly $1.0 million taken in the third quarter in connection with potential settlement of payroll-related tax matters. Fiscal 2005 also includes a tax provision of $1.0 million as a result of the company’s requirement to fully reserve its deferred tax assets due to previous book losses, that results in a tax provision which is substantially on a current tax liability basis. Results for fiscal 2004 include a $5.9 million reserve established in connection with the company’s former workers’ compensation insurance carrier that filed for bankruptcy.

Revenues for fiscal 2005 declined slightly to $514.3 million from $519.9 million a year ago, principally reflecting the elimination of approximately $35 million of certain higher risk and lower margin business, primarily in California, that did not meet the company’s strategic objectives. Additionally, the decline also was affected by fiscal 2004 reporting a 53 week year, compared with a 52 week year in fiscal 2005.

Gross margin for fiscal 2005 advanced to 20.2% from 17.8% last year. Gross margin dollars increased 12.0%. The company said the improvement is attributable to a more favorable revenue mix, including greater contributions from the RemX® Specialty Staffing division and the direct hire operation, along with a more stable pricing environment and a 14.0% reduction in workers’ compensation costs. Selling, general and administrative expenses were reduced 1.0% for the year.

“With the help of a dedicated team, we met our three-year strategic objective of attaining operating profitability by the end of fiscal 2005,” said Greg Palmer, president and chief executive officer. “To achieve that goal, we changed our revenue mix, investing heavily in the growth of new and higher margin sectors, including our RemX Specialty Staffing division, which grew its revenues 58% in fiscal 2005. We also established a new brand dedicated to placing high-end office support personnel, Talent Magnet™ by Remedy, which combined with the RemX Specialty Staffing division, comprises about 20% of total revenue.

“As part of our 2005 strategy, we concentrated our selling efforts on small-to-mid sized accounts across all business units and growing our direct hire operation,” Palmer said. “We also made some difficult decisions to eliminate certain lower margin, higher risk business that did not meet our profitability criteria, and at the same time we sharply reduced costs throughout the company and gained greater control over our own destiny through workers’ compensation expense management.

“The exiting of lower margin, higher risk accounts, which negatively impacted our comparative revenues, is essentially behind us, and the investments we have made over the past three years are beginning to pay off,” Palmer said. “With our house in order, combined with favorable current industry conditions, we enter the new fiscal year with a sense of confidence for sustained positive performance.”

For the 2005 fiscal fourth quarter, the net loss amounted to $0.7 million, equal to $0.08 per fully diluted share, compared with a net loss of $4.1 million, or $0.46 per share last year, when the $5.9 million reserve was established. Fiscal 2005 fourth quarter results include a tax provision of $1.4 million as a result of a provision that is substantially on a current tax liability basis, as mentioned earlier. Profit before income taxes in the fiscal 2005 fourth quarter was $0.7 million compared to a pre-tax loss of $4.9 million in the same period last year. Revenue for the fourth quarter was $129.4 million, compared to $149.3 million in the corresponding period last year. The decline in revenue reflects the impact of the extra week in the prior year and the residual effect of exited accounts. Sequentially, revenue for the fiscal 2005 fourth quarter grew 5.8% over the preceding third fiscal quarter. Gross margin for the fourth quarter of fiscal 2005 improved to 21.1% from 19.4% in the corresponding prior year period.

At October 2, 2005, RemedyTemp’s balance sheet continues to be strong with $51.3 million in total cash and investments, including $25.7 million in restricted cash and investments. Restricted cash is primarily pledged to collateralize workers’ compensation claims. The restricted cash is invested for the company’s benefit and can be reduced by substituting letters of credit to the extent the company has availability under its credit facility. At year-end, availability was approximately $10 million. The company continues to have no debt.

At the close of fiscal 2005, RemedyTemp learned that the California Supreme Court decided not to hear an appeal by the California Insurance Guarantee Association (CIGA) on a ruling favorable to the company from the California Court of Appeal. The decision let stand the ruling that CIGA should bear responsibility for the workers’ compensation claims of approximately 500 RemedyTemp employees who were covered by the now defunct Reliance National Insurance Company. A year ago, RemedyTemp established the $5.9 million reserve in the event it did not prevail. CIGA continues to make challenges on individual cases before the California Workers’ Compensation Appeals Board. The company has not adjusted its reserve for this matter pending further judicial resolution.

Based on current trends, Palmer said the company expects to achieve approximately $1.5 million to $1.8 million in pre-tax profits for the fiscal first quarter ending January 1, 2006 compared to break-even in last year’s first quarter. Revenue on a comparative basis is expected to be about the same as last year’s first quarter to down 3%; principally due to the continued residual effect of exiting low-margin, high-risk accounts. Sequentially, revenue is expected to be up 3% to 6% over the preceding fourth quarter. Palmer said the company expects to be profitable in the second fiscal quarter, which is seasonally its most challenging quarter. He also said that after getting beyond the residual effect of exiting accounts, the company anticipates near double digit year-over-year sales growth in the second half of the year.

About RemedyTemp, Inc.

RemedyTemp, with 238 offices throughout North America, is a professional staffing organization focused on delivering human capital workforce solutions in various business sectors. The company operates under the brands Remedy® Intelligent Staffing, Talent Magnet™ by Remedy and RemX® Specialty Staffing. For additional information about RemedyTemp visit www.remedytemp.com.

This news release contains forward-looking statements that involve material risks and uncertainties. Such forward-looking statements, including, but not limited to, the ability to achieve profitability in the fiscal first and second quarters, achieve second half sales growth, sustain positive performance and other financial expectations and current business indicators, are subject to change based on factors beyond the control of the company. Many of such statements contain words such as “anticipate,” “believe,” “estimate,” “intend,” “plan,” “expect,” “will,” or “future” and words of similar meaning.

Accordingly, the company’s actual results may differ materially from those expressed or implied in any such forward-looking statements as a result of various additional factors, including, without limitation, the continued performance of the RemX Specialty Staffing division, the company’s ability to realize improvements in the months ahead, changes in general or local economic conditions that could impact the company’s expected financial results, the availability of sufficient personnel, various costs relating to temporary workers and personnel including but not limited to workers’ compensation and state unemployment rates, the company’s ability to expand its sales force productivity and sales channels, to open new points of distribution and expand in core geographic markets, attract and retain clients and franchisees/licensees, the outcome of litigation, software integration and implementation, and other factors described in the company’s filings with the Securities and Exchange Commission regarding risks affecting the company’s financial condition and results of operations. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

The following table sets forth summary statements of operations and condensed balance sheets and should be read in conjunction with this news release.

REMEDYTEMP, INC.
Condensed Consolidated Statements of Operations
(amounts in thousands, except for per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	October 2,	October 3,	October 2,	October 3,
	2005	2004	2005	2004
Total revenues	$129,398	$149,282	$514,274	$519,928
Cost of revenues	102,060	120,276	410,621	427,382
Licensees’ share of gross profit	7,005	6,774	26,282	23,818
Selling and administrative expenses	18,808	26,140	76,561	77,331
Depreciation and amortization	1,268	1,329	5,133	5,844

Income (loss) from operations	257	(5,237)	(4,323)	(14,447)
Other income and expense:
Interest income, net	178	124	717	597
Other, net	280	214	1,029	735

Income (loss) before income taxes	715	(4,899)	(2,577)	(13,115)
Provision for (benefit from) income taxes	1,434	(756)	991	(323)

Net loss	$(719)	$(4,143)	$(3,568)	$(12,792)

Net loss per share — basic and diluted	$(0.08)	$(0.46)	$(0.39)	$(1.42)

Weighted average shares — basic and diluted	9,056	9,024	9,042	9,022

Condensed Consolidated Balance Sheets
(amounts in thousands)
(unaudited)

	October 2,	October 3,
	2005	2004
ASSETS
Current assets:
Cash and investments	$25,646	$7,414
Restricted investments	3,771	19,161
Accounts receivable, net	60,787	63,152
Other current assets	9,802	9,073

Total current assets	100,006	98,800
Fixed assets, net	9,696	10,589
Restricted cash and investments	21,889	21,925
Other assets	6,492	6,307

Total Assets	$138,083	$137,621

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$44,326	$43,843
Long-term liabilities	32,300	30,267

Total liabilities	76,626	74,110
Total shareholders’ equity	61,457	63,511

Total Liabilities and Shareholders’ Equity	$138,083	$137,621